Applied Blockchain Provides Operational and Guidance Updates
DALLAS, TX – July 18, 2022 – Applied Blockchain, Inc. (Nasdaq: APLD) ("Applied Blockchain" or the "Company") today provided updates on its operations and financial guidance.

Updated fiscal fourth quarter 2022 (ended May 31, 2022) financial guidance with revenue increasing at the midpoint from $5.95 million to $7.20 million.
Datacenter in Jamestown, North Dakota is partially offline due to unexpected equipment failure at the substation powering the facility; the power provider is working diligently to restore service, which is expected by early September.
Construction of Applied Blockchain’s 200-Megawatt (“MW”) facility in Garden City, Texas is progressing with several buildings erected and electrical equipment delivered.
The Company is in the design and pre-construction phase of a third co-hosting datacenter in North Dakota; once operational, it is expected to bring Applied Blockchain’s total hosting capacity to 500MW.
“Since we reported our fiscal third quarter 2022 results in mid-May, our operations have continued at or better than expectations, driving our financial performance above the guidance we previously communicated,” said Applied Blockchain Chairman and CEO Wes Cummins. “While we have a short-term setback with part of our capacity being offline in Jamestown for several weeks, the Company has never been in a better position. Our new 200MW hosting agreement with Marathon, announced separately today, not only reinforces the high level of demand for hosting, but the structure of the agreement allows us to accelerate our buildout without equity dilution. Additionally, our third co-hosting datacenter is expected to give us a clear path to 500 MWs online early next calendar year, which we estimate can generate $100 million of Adjusted EBITDA on an annual basis.”

Fiscal Fourth Quarter 2022 Guidance Update
The Company provided fiscal fourth quarter 2022 financial guidance during its fiscal third quarter 2022 earnings conference call, which included projected revenue of between $5.7 million and $6.2 million and projected Adjusted EBITDA of between ($4.0) million and ($4.6) million.

Since providing this guidance, performance from Applied Blockchain’s first Next-Gen co-hosted datacenter in Jamestown, North Dakota has been positive and better than management’s assumptions supporting the original guidance. Accordingly, the Company is updating its fiscal fourth quarter 2022 financial guidance for projected revenue to a range of $7.0 to $7.4 million. Since the Company is still finalizing its fiscal fourth quarter financials, updated Adjusted EBITDA guidance cannot be reasonably provided at this time, however, Adjusted EBITDA is expected to be a narrower loss than original guidance given the higher revenue.

Jamestown, North Dakota Co-Hosting Facility Update (100MW)
As previously reported, Applied Blockchain’s first 100MW Next-Gen co-hosting facility in Jamestown, North Dakota began energizing in late January 2022, and had over 90MW online as of June 2022. Recently there was an unexpected equipment failure at the substation powering the facility, resulting in a partial outage of approximately 50%. The Company is engaging regularly with the power provider, who is diligently working to remediate the equipment failure to restore full capacity, which is expected by early September. The Jamestown facility was not damaged and remains fully operational and capable of hosting the entire 100MW of capacity when sufficient power is available again.

Garden City, Texas Co-Hosting Facility Update (200MW)
Construction of Applied Blockchain’s second datacenter began in late April 2022 as previously disclosed in its fiscal third quarter earnings release issued on May 13, 2022. The facility, co-located with a wind farm, is in Garden City, Texas with planned capacity of 200MW. The first buildings have been constructed and the majority of the electrical equipment required is on site. The Company is planning to energize the Garden City facility late in the third calendar quarter of 2022.

Third Co-Hosting Facility Update
The Company has executed a Letter of Intent (LOI) with a utility and is in the late stages of design and pre-construction for a third co-hosting facility, which will be located in North Dakota. Groundbreaking is planned for the third calendar quarter of 2022. A meaningful portion of the power capacity at this site has already been contracted by Marathon Digital Holdings, Inc. (Nasdaq: MARA), which is discussed in a separate press release issued today.

About Applied Blockchain
Applied Blockchain, Inc. (Nasdaq: APLD) is a builder and operator of next-generation data centers across North America, which provide substantial compute power to blockchain infrastructure and support Bitcoin mining. The Company has partnered with some of the most recognized names in the industry to develop, deploy, and scale its business. Find more information at www.appliedblockchaininc.com. Follow us on Twitter at @APLDBlockchain.

Forward-Looking Statements
This release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, future operating and financial performance, product development, market position, business strategy and objectives. These statements use words, and variations of words, such as "continue," "build," "future," "increase," "drive," "believe," "look," "ahead," "confident," "deliver," "outlook," "expect," and "predict." Other examples of forward-looking statements may include, but are not limited to, (i) statements of Company plans and objectives, including our evolving business model, or estimates or predictions of actions by suppliers, (ii) statements of future economic performance, and (iii) statements of assumptions underlying other statements and statements about the Company or its business. You are cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events and thus are inherently subject to uncertainty. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. These risks, uncertainties, and other factors include: decline in demand for our products and services; the volatility of the crypto asset industry; the inability to comply with developments and changes in regulation; cash flow and access to capital; and maintenance of third party relationships. Information in this release is as of the dates and time periods indicated herein, and the Company does not undertake to update any of the information contained in these materials, except as required by law.

Investor Relations Contacts
Jeff Grampp, CFA or Matt Glover
Gateway Group, Inc.
(949) 574-3860
APLD@gatewayir.com

Media Contact
Catherine Adcock
Gateway Group, Inc.
(949) 574-3860
APLD@gatewayir.com